FORM 8-K

UNITED STATE

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PURSUANT TO SECTION 13 OR 15(d) OF

 THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2015

ARTISANAL BRANDS, INC.

(Exact name of registrant as specified in its charter)

New York	0-26112	41-1759882
(State of Jurisdiction)	(Commission File Number)	(IRS Employer ID No.)

42 Forest Lane	Bronxville, New York	10708
(Address of Principal Executive offices)		(Zip Code)

Registrant’s telephone number, including area code 914-441-3591

Name of each exchange on
Title of each class	which registered
Common Stock $.001 par value	OTC Electronic Bulletin Board

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Corporate Governance.

The Company announced that Mr. James Lillis has joined the Company as its new chief financial officer. Prior to joining Artisanal, Mr. Lillis held various senior executive financial positions as a managing director at global asset management firm, BlackRock, Inc. for 18 years. The Company has also announced that David Dowe, MD has resigned as a director to avail the Company of new directors that will be part of its long-term objectives. Dr. Dowe will continue to maintain a close relationship with the Company as a shareholder and lender.

Item 8.01     Other Events.

The Company’s board of directors has approved a new capital program for its plan to open company-owned stores with certain of its shareholder-lenders already agreeing to convert over 75% of the Company's debt to common stock as part of the recapitalization. The Company also intends to revert to a full-reporting public company by mid-2015 and expects to complete its capitalization plan by May 2015.

The Company is operating on a cash flow positive basis pursuant to its previously announced licensing agreement with Solex-Catsmo which is carrying on the wholesale and e-Commerce business. The license commenced with order fulfillment to online customers with limited sales to premium food service accounts that will now become a greater focus with the passing of the high-volume holiday gifting season. The Company is developing its program to expand into branded retail stores. Artisanal Premium Cheese brand has been identified with the healthy, high-quality and informed choice characteristics that define new formats of fast-casual retail establishments developing across the nation in many food categories. The Company anticipates opening multiple stores with the first store to open this year in Manhattan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISANAL BRANDS, INC.

By:	/s/ Daniel W. Dowe
Daniel W. Dowe
President

DATED: February 12, 2015

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